Exhibit 10.1

PDF Solutions, Inc. 2858 De La Cruz Blvd. Santa Clara, California 95050 USA

VIA EMAIL: cees.hartgring@pdf.com

Cornelis D. Hartgring

October 26, 2018

Re: Revised Employment Terms- Part Time Status

Dear Cees,

On behalf of PDF Solutions, Inc., (“PDF” of the “Company”), I am pleased to accommodate your request for a change in your employment status to part time. Your previous offer terms are superseded by the terms outlined in this offer letter. Your title will remain that of Vice President of Client Services and Sales, however, for clarification, this position is no longer an executive officer role and any policies you generate or help generate are to be reviewed/approved by the CEO, CFO, or VP, Products & Services. This offer of part time employment with PDF is conditioned upon your acceptance, in writing, of the terms and conditions as enumerated below.

1.	Part time work hours. Commencing on November 1, 2018, your part time work hours will be 30 hours per week.

2.

Compensation. Based on your part time status, you shall be paid a base salary of One Hundred Thirty-seven Thousand Five Hundred U.S. dollars ($137,500) per annum, paid to you semimonthly at the rate of $5,729.17 per payroll period. Your salary shall be paid in accordance with the Company's standard payroll policies (subject to applicable withholding taxes as required by law).

3.

Bonus. You shall be eligible to participate in a Company-sponsored incentive bonus plans that may (from time to time and at the sole discretion and option of the Company) be made available to PDF employees on a company wide basis, unless otherwise determined by the PDF Compensation Committee. The structure of such plans and the amount of any bonus awarded under such plans shall be in alignment with the objectives of the official Company annual business plan for any year in question.

4.

Stock Options and RSUs. You will continue to be eligible to participate in the company’s stock options and RSU program. The options will be non-qualified stock options. These equity awards will be subject to the terms of the Company’s 2011 Stock Plan (as amended and restated) and the execution of the applicable Stock Option Agreement entered into between you and the Company, which terms shall also govern these awards.

5.

General Duties. During the term of your employment, you agree that at all times and to the best of your ability you will loyally and conscientiously perform all of the duties and obligations required of you in your job and by the Company. You further agree that you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, and that you will not directly or indirectly engage in or participate in any business that is competitive in any manner with the business of the Company. You also agree to comply with any and all policies of the Company as in effect from time to time.

Cornelis Hartgring

October 26, 2018

6.

Benefits. As a 30 hours per week part time employee, you can continue to participate in the Company’s regular health insurance program and other benefits as established by the Company for its employees from time to time.

7.

Confidential Information and Invention Assignment Agreement. Your executed Company’s Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) remains in effect, a copy of which is filed in PDF’s Human Resources Department.

8.

Arbitration. Any dispute, claim or controversy between you as Employee and PDF Solutions as Employer arising out of or relating to (i) our employment relationship or any of the events or circumstances leading up to your employment with PDF Solutions including, without limitation, your interview process and all negotiations relating to your employment with PDF Solutions and the execution of this agreement; and/or (ii) this agreement or any of its provisions, or the breach, termination, enforcement, interpretation or validity thereof, shall be subject to and resolved exclusively by arbitration before a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes, also called the "Employment Arbitration Rules and Mediation Procedures"(the "Rules") of the American Arbitration Association (the "AAA"), a copy of which can be found as of the date of this letter at the following internet website: https://www.adr.org/sites/default/files/Commercial%20Rules.pdf. Such Rules of the AAA in effect at the time of your accepting this offer of employment and entering this agreement by that acceptance are to be used, provided that they remain applicable and do not contravene applicable law at the time of any actual arbitration. The single arbitrator will be selected by the AAA pursuant to its Rules. The decision of the arbitrator and any arbitration award shall be final, binding, non-appealable and conclusive on and as to the parties thereto. No recourse may be made to any court except solely to enforce a final award in a court of competent jurisdiction. California law, without regard to conflict of law principles or the choice of law provisions of other states, applies to this agreement to arbitrate, as well as exclusively to all other matters regarding your employment or arising respecting it at any time, except to the extent that the Federal Arbitration Act (FAA) and federal law regarding arbitration is applicable, in which case as to those issues, federal law governs. In this regard, it is acknowledged that the employee's employment is specifically understood to "involve commerce" and that the FAA governs and applies in those circumstances. The provisions of this offer letter, specifically including the agreement to arbitrate, are the product of arm's length negotiations with you and they are agreed to and are entered after due consideration and voluntarily with the intention to be bound by them, including the agreement to arbitrate, and it is agreed and acknowledged that this is an individually negotiated agreement and plan, not an employer-promulgated plan, and that you have been given the opportunity to have this agreement, including the provision for arbitration, reviewed prior to our signing by counsel of your own choice and at your sole expense.

Cornelis Hartgring

October 26, 2018

9.

At- Will Employment and Other Conditions. Your employment will be at-will, meaning that you or PDF may terminate the employment relationship at any time, with or without cause, with or without notice (“At-Will”).

10.

Severability; Electronic Signature. If any provision of this offer is determined to be invalid or unenforceable, the remainder shall be unaffected and shall be enforceable. This offer may be executed by one or both parties electronically, and in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same original agreement.

We are all delighted to be able to extend you this offer and accommodate your request. Should you have any additional questions, please reach out to me at 408-938-4462 or by email at the address listed below. To indicate your acceptance of this offer, please sign and date this letter in the space provided below and return a scanned copy by email to pamela.fong@pdf.com.

Sincerely, PDF SOLUTIONS, INC. /s/ Pamela Fong Pamela Fong Vice President of Human Resources

ACKNOWLEDGMENTS & ACCEPTANCE

I accept this employment offer with the understanding that it is not a contract for a fixed term or specified period of time. I understand that my employment is voluntary, (“At Will”), and can be terminated either by me or by the company at any time, with or without notice and with or without cause. The provisions stated above supersede all prior representations or agreements, whether written or oral. This offer letter may not be modified or amended except by a written agreement, signed by the Company and me.

THE FOREGOING TERMS AND CONDITIONS ARE HEREBY AGREED TO AND ACCEPTED:

Signed:	/s/ Cornelis Hartgring

Name:	Cornelis Hartgring
Date	10/26/2018

Effective Date:	11/1/18